Exhibit 4.4

CLASS B CONTINGENT VALUE RIGHTS AGREEMENT

This CLASS B CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 30, 2020 (this “Agreement”), is entered into by and among Eros International Plc, an Isle of Man company limited by shares (“Parent”), STX Filmworks, Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative of the former holders of the Shares (in such capacity, the “Stockholders’ Representative”), and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as rights agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).

WITNESSETH:

WHEREAS, the Company, Parent, England Holdings 2, Inc., a Delaware corporation and indirect wholly-owned Subsidiary of Parent (“England Holdings 2”), England Merger 1 Corp. (f/k/a England Merger Corp.), a Delaware corporation and a direct wholly-owned Subsidiary of England Holdings 2 (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of April 17, 2020, pursuant to which Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger, as an indirect wholly-owned Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, Parent agreed to issue to holders of record of shares of Class B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Shares”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”), a number of contingent value rights (the “CVRs”) as hereinafter described; and

WHEREAS, each holder of Shares as of immediately prior to the Effective Time, will receive, among other things, as merger consideration, the right to receive upon the Effective Time a number of CVRs in such amount as set forth in Article II of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I
DEFINITIONS

Section 1.1      Definitions.

(a)                For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)                 the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(ii)               the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)             unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv)             the term “Affiliate” when used with respect to the Company shall, after the Effective Time, include Parent and its Subsidiaries and Affiliates; and

(v)               all references to “including” shall be deemed to mean including without limitation.

(b)               Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Affiliate” means, with respect to any specified Person, (i) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person. Notwithstanding the foregoing, for purposes hereof, (i) none of the Holders, the Company, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio company (or Subsidiary thereof) in which any Holder or any of its affiliated investment funds have made a debt or equity investment, and (ii) no Holder or any of its Affiliates shall be considered an Affiliate of (a) Parent or any of its Subsidiaries or (b) any other Holders or their respective Affiliates (except to the extent such Holders are otherwise Affiliates under this definition without regard to their status as Holders).

“Agreement” has the meaning set forth in the Preamble.

“Aggregate CVR Shares” means the aggregate number of underlying Parent A Shares issuable in respect of all CVRs.

“Appraisal Shares” has the meaning set forth in Section 4.2(h).

“Available Class B Merger Consideration CVR Shares” means the Merger Consideration CVR Share Cap minus the Parent A Shares issued to the Class E CVRs, the Class D CVRs and the Class C CVRs.

“Base Price” means $2.60.

“Change of Control Transaction” means the occurrence of (i) an acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares or comparable equity interests of Parent entitling that Person to fifty percent (50%) or more of the total voting power of all such shares or comparable equity interests of Parent; or (ii) the consolidation or merger of Parent with or into any other Person, any merger of another Person into Parent, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Parent’s properties, business or assets, other than (in the case of this clause (ii) only) (1) any transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares or comparable equity interests of Parent, and (y) pursuant to which holders of Parent’s shares or comparable equity interest immediately prior to such transaction have the right to exercise, directly or indirectly, fifty percent (50%) or more of the total voting power of all shares or comparable equity interest of the continuing or surviving Person immediately after such transaction, or (2) any merger solely for the purpose of changing Parent’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares or comparable equity interests into shares or comparable equity interest of the surviving entity with substantially identical rights.

“Class A CVR” means the contingent value rights issued by Parent with respect to the Class A Convertible Preferred Stock, par value $0.01 of the Company, pursuant to the Merger Agreement and the Class A CVR Agreement.

“Class A CVR Agreement” means the Class A CVR Agreement, dated as of the date hereof, by and among Parent, the Company, the stockholders’ representative thereunder and the rights agent thereunder.

“Class A CVR Shares” means the underlying Parent A Shares issuable in respect of the Class A CVRs.

“Class C CVR” means the contingent value rights issued by Parent with respect to the Class C Convertible Preferred Stock, par value $0.01 of the Company, pursuant to the Merger Agreement and the Class C CVR Agreement.

“Class C CVR Agreement” means the Class C CVR Agreement, dated as of the date hereof, by and among Parent, the Company, the stockholders’ representative thereunder and the rights agent thereunder.

“Class C CVR Shares” means the underlying Parent A Shares issuable in respect of the Class C CVRs.

“Class D CVR” means the contingent value rights issued by Parent with respect to the Class D Convertible Preferred Stock, par value $0.01 of the Company, pursuant to the Merger Agreement and the Class D CVR Agreement.

“Class D CVR Agreement” means the Class D CVR Agreement, dated as of the date hereof, by and among Parent, the Company, the stockholders’ representative thereunder and the rights agent thereunder.

“Class D CVR Shares” means the underlying Parent A Shares issuable in respect of the Class D CVRs.

“Class E CVR” means the contingent value rights issued by Parent with respect to the Class E Convertible Preferred Stock, par value $0.01 of the Company, pursuant to the Merger Agreement and the Class E CVR Agreement.

“Class E CVR Agreement” means the Class E CVR Agreement, dated as of the date hereof, by and among Parent, the Company, the stockholders’ representative thereunder and the rights agent thereunder.

“Class E CVR Shares” means the underlying Parent A Shares issuable in respect of the Class E CVRs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“CVR” means a contingent value right issued by Parent with respect to the Shares, pursuant to the Merger Agreement and this Agreement.

“CVR Shares” has the meaning set forth in Section 3.4(b).

“CVR Register” has the meaning set forth in Section 3.3(b).

“CVR Registrar” has the meaning set forth in Section 3.3(b).

“Effective Time” has the meaning set forth in the Recitals.

“Eros Pre-Closing Equity Financing” has the meaning ascribed in the PIPE Agreement.

“Final Settlement Time” has the meaning set forth in Section 3.2(b).

“Funds” has the meaning set forth in Section 7.12.

“Fully Diluted Parent Shares” means, as of immediately prior to the Effective Time, the sum of (without duplication) (i) the aggregate number of Parent Ordinary Shares then outstanding, plus (ii) the aggregate number of Parent Ordinary Shares subject to issuance pursuant to then outstanding In-the-Money Parent Options (whether or not vested), plus (iii) the aggregate number of Parent Ordinary Shares subject to issuance pursuant to then outstanding Parent RSU Awards (whether or not vested), plus (iv) the aggregate number of Parent Ordinary Shares then subject to issuance pursuant to the Parent Convertible Notes assuming full conversion thereof at a conversion price of $2.60; provided, however, that, notwithstanding the foregoing, Fully Diluted Parent Shares shall not include any Parent Ordinary Shares issuable pursuant to the Eros Pre-Closing Equity Financing. For the avoidance of doubt, Fully Diluted Parent Shares shall be calculated prior to, and without giving effect to, the PIPE Investment.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“In-the-Money Parent Options” means an Eros Option (as defined in the Merger Agreement) having a per Parent Ordinary Share exercise price less than the Parent Trading Price.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, entered into on or around the date hereof, by and among Parent, certain shareholders of Parent and the investors party thereto.

“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Lock-Up Agreement” has the meaning set forth in Section 3.4(c).

“Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Consideration CVRs” means the CVRs, the Class E CVRs, the Class D CVRs, the Class C CVRs and the Class A CVRs.

“Merger Consideration CVR Share Cap” means a number of Parent A Shares equal to the Fully Diluted Parent Shares.

“Merger Consideration CVR Shares” means the Aggregate CVR Shares, the Class E CVR Shares, the Class D CVR Shares, the Class C CVR Shares and the Class A CVR Shares.

“Merger Sub” has the meaning set forth in the Recitals.

“Organizational Documents” has the meaning set forth in Section 2.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent A Shares” means the A Ordinary Shares, par value £0.30 per share, of Parent.

“Parent B Shares” means the B Ordinary Shares, par value £0.30 per share, of Parent.

“Parent Convertible Notes” means Parent’s Senior Convertible Notes due September 27, 2020 in the original aggregate principal amount of $27,500,000.

“Parent Option” means a compensatory option to purchase Parent Ordinary Shares.

“Parent Ordinary Shares” means, collectively, the Parent A Shares and the Parent B Shares.

“Parent Proceedings” has the meaning set forth in Section 7.5(a).

“Parent RSU Award” means an award of restricted stock units relating to Parent Ordinary Shares.

“Parent Trading Price” means the VWAP for one Parent A Share for the twenty (20) consecutive full Trading Days ending on the full Trading Day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, classifications or similar events).

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (vi) a transfer by any Holder to one or more of its Affiliates or affiliated investment funds of any of its Affiliates.

“Permitted Transferee” means a Person who receives a CVR pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“PIPE Agreement” means that certain Subscription Agreement, made as of April 17, 2020, by and among Parent and each Person defined therein as a “Purchaser.”

“PIPE Investment” means the purchase of Parent A Shares pursuant to the PIPE Agreement.

“PIPE Lock-Up Agreement” has the meaning set forth in Section 3.4(c).

“Pre-Closing VWAP” means the VWAP of the Parent A Shares for the 10 Trading Days ending on the end of the Trading Day immediately preceding the Closing.

“Pre-Settlement VWAP” means the VWAP of the Parent A Shares for the 10 Trading Days ending on the end of the Trading Day immediately preceding the Settlement Date; provided, that for purposes of determining the CVR Shares issuable as of any time prior to the Settlement Date, the reference to “the Trading Day immediately preceding the Settlement Date” in this definition shall be deemed a reference to “the Trading Day immediately preceding the applicable time of determination”.

“Reference Price” means a price per share equal to the lesser of (x) the Pre-Settlement VWAP and (y) the Upper Collar Price; provided, that if the Pre-Settlement VWAP is equal to or greater than $4, then the Reference Price will equal the average of the Pre-Settlement VWAP and the Upper Collar Price.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Settlement Date” shall mean the date that is the earlier to occur of (a) the later to occur of (i) the first time that the Merger Consideration CVR Shares have been registered for resale pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and (ii) the 75th calendar day after the Closing and (b) the occurrence of the Settlement Outside Date.

“Settlement Outside Date” means the date that is six (6) months after the Closing; provided that the Settlement Outside Date may be extended (but only once) by holders of a majority of the Class E CVRs; provided, further, that such majority must include each such holder that, together with its Affiliates, purchased $15 million or more of Parent A Shares in the PIPE Investment.

“Shares” has the meaning set forth in the Recitals.

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“STX Purchase Price” means the lowest of (i) the Base Price, (ii) the volume weighted average of the purchase price of all purchases comprising the Eros Pre-Closing Equity Financing and (iii) the Pre-Closing VWAP; provided, however, that if the Pre-Closing VWAP is greater than $3.25, then the STX Purchase Price shall be the average of the Base Price and the Pre-Closing VWAP.

“Subsidiary” of any Person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or comparable governing body are beneficially owned, directly or indirectly, by such Person, and any corporation or other entity that is otherwise controlled by such Person.

“Taxes” or “Tax” means all taxes, charges, fees, levies or other assessments in the nature of a tax imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under former Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation, amounts due under any applicable laws governing escheat or unclaimed property or other taxes, charges, fees, levies or other assessments in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Trading Day” means, with respect to any referenced security, any day on which such security is actually traded on the principal securities exchange or securities market on which such security is then listed.

“Upper Collar Price” means the quotient of the STX Purchase Price, divided by one and one-half (1.5).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then listed during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (sets to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value thereof on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between Parent and the Stockholders’ Representative.

Article II
OPERATION OF PARENT

Section 2.1      Operation of Parent.

From the Effective Time until the Settlement Date, Parent shall not, and shall cause its Subsidiaries and Affiliates not to:

(a)                after the effectiveness of the Amended Articles (as defined in the Investors’ Rights Agreement), effect any action that requires approval by the shareholders of Parent under Parent’s Memorandum of Association or Articles of Association (the “Organizational Documents”) or applicable Law; or

(b)               prior to the effectiveness of Amended Articles, take any action set forth in Section 4.3(c) of the Investors’ Rights Agreement as in effect on the date hereof,

without, in each such case, obtaining the consent thereto of holders of such class and number of Merger Consideration CVRs (including the CVRs hereunder) that, together with the shares of Parent actually voted (at a meeting or by resolution) with respect to such action and assuming all Merger Consideration CVR Shares were outstanding Parent A Shares and voted, would be required to approve such action under the Organizational Documents, applicable Law or Section 4.3(c) of the Investors’ Rights Agreement, as applicable. For purposes of the foregoing consent rights, the number of Merger Consideration CVR Shares underlying the Merger Consideration CVRs as of any time prior to the Settlement Date shall be calculated as set forth below in Article III and in Article III of the Class E CVR Agreement with respect to the Class E CVRs, Article III of the Class D CVR Agreement with respect to the Class D CVRs, Article III of the Class C CVR Agreement with respect to the Class C CVRs and Article III of the Class A CVR Agreement with respect to the Class A CVRs.

Article III
CVRS

Section 3.1      Issuance of CVRs; Appointment of Rights Agent; Reservation of Shares.

(a)                The CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement. The registration on the books and records of Parent and administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

(b)               Parent hereby appoints the Rights Agent to act as rights agent for the CVRs in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

(c)                From the date hereof until the issuance of the Aggregate CVR Shares in accordance with the terms hereof, Parent shall reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the issuance of the CVR Shares hereunder, a number of Parent A Shares equal to the Merger Consideration CVR Share Cap, minus the number of CVR Shares, if any, previously issued in accordance with the terms of this Agreement; and if at any time during such period the number of authorized but unissued Parent A Shares shall not be sufficient to effect the issuance of the Aggregate CVR Shares in full, Parent shall take all such action as may be necessary to increase its authorized but unissued share capital as shall be sufficient for such purposes.

Section 3.2      Nontransferable; Expiration.

(a)                The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than to a Permitted Transferee. Any purported transfer of a CVR to anyone other than a Permitted Transferee shall be null and void ab initio.

(b)               Subject to Section 3.4(c), the CVRs shall expire on the Settlement Date upon the registration of the CVR Shares in the respective names of the Holders entitled thereto and shall thereafter be of no force or effect following such registration; provided that, if any CVR Shares are not so registered on the Settlement Date, then the CVRs in respect thereof shall not expire until the registration of such CVR Shares in the respective names of the Holders entitled thereto (the time of registration thereof, the “Final Settlement Time”).

Section 3.3      No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                The CVRs shall not be evidenced by a certificate or other instrument.

(b)               Upon receipt from Parent of the names and addresses of each Holder and the number of CVRs held by such Holder, the Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder of a CVR. The CVR Register shall set forth the name and address of each Holder, and the number of CVRs held by such Holder and Tax Identification Number of each Holder. Each of Parent and the Stockholders’ Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the CVR Registrar. Within five (5) Business Days after receipt of such request, the CVR Registrar shall deliver a copy of the CVR Register, as then in effect, to Parent and the Stockholders’ Representative at the address set forth in Section 7.1. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c)                Subject to the restrictions set forth in Section 3.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other reasonably requested documentation in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. A request for a transfer of a CVR shall be accompanied by documentation establishing that the transfer is to a Permitted Transferee and shall thereafter be supplemented with and any other information as may be reasonably requested by Parent or the CVR Registrar (including opinions of counsel, if appropriate). Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein on its face, without investigation or inquiry by the Rights Agent, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held by the transferor immediately prior to such transfer. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Registrar). Any transfer or assignment of the CVRs shall be without charge by Parent or the CVR Registrar (other than the cost of any Tax which shall be the responsibility of the transferor) to the Holder.

(d)               A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and accompanied by such other evidence of the Holder’s identity or interest in the CVR as reasonably requested by the Rights Agent. Upon receipt of such written notice, the CVR Registrar is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

(e)                The Stockholders’ Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Within five (5) Business Days following the date of receipt by the Rights Agent of such request, the CVR Registrar shall deliver a copy of such list to the Stockholders’ Representative.

Section 3.4      Issuance Procedures.

(a)                On the Settlement Date, Parent shall issue, and cause to be deposited with the Rights Agent, a number of Parent A Shares equal to the Aggregate CVR Shares. On the Settlement Date or as promptly as practicable thereafter, subject to Section 3.4(c) below, the Rights Agent shall cause the applicable number of CVR Shares to be registered in the name of each of the Holders as reflected in the CVR Register as of the close of business on the last Business Day prior to such issuance date.

(b)               The number of Parent A Shares issued in respect of each CVR from the Available Class B Merger Consideration CVR Shares (the “CVR Shares”) shall be equal to the quotient obtained by dividing $1,000 by the Reference Price; provided, that the number of Parent A Shares allocated to the CVRs shall be pro-rated in the event there are insufficient Available Class B Merger Consideration CVR Shares remaining for allocation to the CVRs. For all purposes above, fractional CVRs shall represent a proportionate number of CVR Shares; provided, however, that no fractional Parent A Shares (or certificate or scrip representing the same) shall be issued upon the settlement of any CVRs hereunder. Notwithstanding any other provision of this Agreement, each Holder of CVRs who would otherwise have been entitled to receive a fraction of a Parent A Share upon settlement of such Holder’s CVRs hereunder (after aggregating all CVRs of such Holder that are subject to this Agreement) shall receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent), without interest, equal to such fractional amount multiplied by the Reference Price. Whenever a payment for fractional Parent A Shares or fractional shares is to be made by the Rights Agent under any section of this Agreement, Parent shall (i) promptly deliver to the Rights Agent a certificate setting forth the amount of any such payment and calculation related thereto and (ii) cash in the amount of such payment to the Rights Agent by wire transfer of immediately available funds to make such payment to the applicable Holder by check mailed to such Holder as reflected in the CVR Register or by wire transfer of immediately available funds. The Rights Agent shall not be liable to any Holder or Parent for the amount of any cash payment made to such Holder on behalf of Parent in accordance with the amount set forth in such certificate.

(c)                Parent’s obligation to issue and cause to be deposited with the Rights Agent the applicable number of CVR Shares, and the Rights Agent’s obligation to cause the applicable number of CVR Shares to be registered in the name of a Holder upon receipt of the applicable number of CVR Shares shall be conditioned on the execution and delivery by such Holder of a lockup agreement with Parent, substantially in the form attached hereto as Exhibit A (a “Lock-Up Agreement”); provided, however, that the Rights Agent’s obligation to cause the applicable number of CVR Shares to be registered in the name of a Holder upon receipt of the applicable number of CVR Shares to a Holder shall not be conditioned on the execution and delivery by such Holder of a Lock-Up Agreement if (i) such Holder or any of its Affiliates shall have entered into a lockup agreement with Parent in connection with the PIPE Investment (such lockup agreement, a “PIPE Lock-Up Agreement”) or (ii) the Settlement Date is the Settlement Outside Date and the Merger consideration CVR Shares have not been, as of such date, registered for resale pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; provided, further, that Rights Agent shall have no duty to act without the written instruction of Parent with respect to the foregoing.

(d)               Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Settlement Date (or if applicable, the Final Settlement Time), any change in the number or type of outstanding Parent A Shares shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of capital stock, shares or any stock dividend or stock distribution with a record date during such period (including any such reclassification, recapitalization, exchange, stock split, combination or readjustment of capital stock, shares or any stock dividend or stock distribution in connection with a consolidation, merger or combination in which Parent is the continuing or surviving corporation), the CVR Shares and any other similarly dependent items, as the case may be, shall be appropriately equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.4(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(e)                If, at any time prior to the Settlement Date (or, if applicable, the Final Settlement Time) Parent effects any Change of Control Transaction, then, upon any Settlement Date, each Holder shall have the right to receive, on the Settlement Date, for each CVR Share that would have been issuable upon the Settlement Date the same consideration (in the same amount and form) per Parent A Share payable to the holders thereof in such Change of Control Transaction. For purposes hereof, the determination of Pre-Settlement VWAP shall be appropriately adjusted to refer to such consideration instead of Parent A Shares. If holders of Parent A Shares are given any right of election as to the securities, cash or property to be received in such Change of Control Transaction, then each Holder shall be given the same right of election. To the extent necessary to effectuate the foregoing provisions, Parent shall ensure that any successor to Parent or the surviving entity in such Change of Control Transaction shall agree to be bound by the terms of this Agreement. In the event that the Final Settlement Time occurs after the Settlement Date, references herein to Settlement Date shall mean as promptly as practicable following the Change of Control Transaction.

Section 3.5      CVR Rights

(a)                Subject to Section 2.1, except as provided in Section 3.5(b), the CVRs shall not have any voting rights and shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger, any Affiliate of Parent or any other Person.

(b)               The CVRs shall entitle each Holder, at the Settlement Date and subject to any applicable withholding Taxes, to a payment per Parent A Share issued thereunder, without interest, equal (as to both amount and form of consideration) to all dividends or other distributions of any kind declared per Parent A Share of the CVR Shares with a record date after the Closing and prior to the Settlement Date. Any dividends or other distributions of any kind made in respect of the CVR Shares will be delivered promptly to the Rights Agent to be held in escrow with respect to the CVRs (the “CVR Income”) treating the CVR Shares for this purpose as if the Aggregate CVR Shares were then outstanding. On the Settlement Date, the Rights Agent shall deliver to each Holder, concurrent with the issuance to such Holder of the applicable CVR Shares, the CVR Income earned in respect of each such CVR Share, less any applicable withholding Taxes.

Article IV
THE RIGHTS AGENT

Section 4.1      Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken by the Rights Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 4.2      Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)                the Rights Agent may rely and shall be protected and held harmless by Parent in and shall not incur any liability in acting or refraining from acting in connection with its performance under this Agreement upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties, except to the extent of its willful misconduct, bad faith or gross negligence (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(b)               the Rights Agent may consult with legal counsel selected by it, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in the absence of bad faith, gross negligence or willful misconduct and in accordance with such advice or opinion. The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 4.2(g) below. The Rights Agent may perform any and all of its duties through its agents, representatives, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such agents, representatives, custodians and/or nominees or for any loss to Parent or the Company, to the Holders or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith on the part of the Rights Agent, such agents, representatives, custodians and/or nominees (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(c)                if the Rights Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable and documented out-of-pocket costs and expenses related thereto as provided in this Section 4.2(c) and Section 4.2(g) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement to the extent such litigation ultimately determines that the Rights Agent acted with willful misconduct, bad faith or gross negligence. In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this Agreement, the Rights Agent may withhold performance of the terms of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise;

(d)               the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)                the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)                Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (in each case as determined by a court of competent jurisdiction); provided, however, that the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges (but not including reimbursable expenses) in the 12 months preceding the event for which recovery is sought. The provisions under this Section 4.2 and Section 4.1 above shall survive the settlement of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent. To the extent the Rights Agent is entitled to indemnification hereunder, the reasonable and documented out-of-pocket costs and expenses of the Rights Agent incurred in enforcing this right of indemnification shall be paid by Parent;

(g)               Parent agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon in writing between Parent and the Rights Agent and, from time to time, to reimburse the Rights Agent for all of its reasonable, customary and documented out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel) and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. Without limiting any of its rights to compensation or reimbursement under this Agreement, the Rights Agent shall deliver to Parent the final invoice for the Rights Agent fees and costs (which shall include a reasonable estimate of all remaining fees and expenses) at a reasonable time prior to the date of delivery of the CVR Shares. An invoice for any reasonable and documented out-of-pocket expenses and per item fees realized will be rendered and payable as mutually agreed upon in writing between Parent and the Rights Agent. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event shall Parent be required to indemnify or otherwise reimburse the Rights Agent for any income or similar taxes of the Rights Agent (or an of its Affiliates) in connection with the performance of its duties hereunder;

(h)               For avoidance of doubt, no CVRs shall be issued in respect of any shares of capital stock of the Company as to which the holder thereof as of immediately prior to the Effective Time properly demands appraisal in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law (such shares, “Appraisal Shares” and such statutory section, “Section 262”); provided, however, that notwithstanding the foregoing, (i) the CVRs that would have been issuable in respect of Appraisal Shares but for their status as such shall be deemed to be outstanding for purposes of determining the number of CVR Shares to be issued per CVR and (ii) if any holder of Appraisal Shares shall fail to perfect or otherwise waive, withdraw or lose the right to appraisal under Section 262 with respect to any Appraisal Shares (whether before or after the Settlement Date), then the CVRs issuable in respect of such Appraisal Shares shall be deemed to have been issued to such holder as of the Effective Time and to entitle such holder to all rights of a Holder hereunder with respect thereto, including the right to receive the CVR Shares and CVR Income in respect thereof upon the Settlement Date in accordance with the other provisions of this Agreement;

(i)                 whenever the Rights Agent shall reasonably require that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon a signed certificate from an authorized officer of Parent, and the Rights Agent shall incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon and in accordance with such certificate;

(j)                 the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(k)               the Rights Agent shall not be required to give any note or surety in respect of the execution of its powers hereunder or otherwise in respect of the premises;

(l)                 the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or any certificate delivered by Parent under this Agreement and shall not be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(m)             the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the other parties hereto), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(n)               anything to the contrary notwithstanding, the Rights Agent shall not be liable for any special, punitive, consequential, indirect or incidental loss or damage of any kind whatsoever (including lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages;

(o)               the Rights Agent shall not be deemed to have knowledge of any event of which it was required to receive notice from Parent or the Stockholders’ Representative hereunder and did not receive such notice, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such required notice in writing;

(p)               the Rights Agent and any affiliate of the Rights Agent may buy, sell or deal in any of securities of Parent or the Company or become pecuniarily interested in any transaction in which Parent or the Company may be interested, or contract with or lend money to Parent or the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement, subject to applicable Law (including applicable securities Laws). Nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent or the Company or for any other legal entity;

(q)               the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders or any other Person;

(r)                 the Rights Agent shall not be deemed to have knowledge of a change in authorized officers or duly authorized representatives of any Person without notice of such change, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(s)                the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent; and

(t)                 the Rights Agent shall have no duty or obligation under any Section of this Agreement that requires the payment of taxes or charges by the Parent or Holder in connection with the Rights Agent’s performance of such duty or obligation, unless and until the Rights Agent is reasonably satisfied that all such taxes and/or charges have been paid.

Section 4.3      Resignation and Removal; Appointment of Successor.

(a)                The Rights Agent may resign at any time by giving written notice thereof to Parent and the Stockholders’ Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days’ prior to the date so specified. In the event any transfer agency relationship in effect between the Parent and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. Parent may terminate the Rights Agent at any time by giving written notice thereof to the Rights Agent and the Stockholders’ Representative specifying a date when such termination shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)               If the Rights Agent shall resign, be removed or become incapable of acting, Parent and the Stockholders’ Representative shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 4.3(b), become the successor Rights Agent.

(c)                Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event through electronic mail, to the Stockholders’ Representative. The Stockholders’ Representative shall forward such notice to the Holders. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed and electronically transmitted at the expense of Parent.

(d)               If a successor Rights Agent has not been appointed and has not accepted such appointment by the end of the thirty (30) day period, the Stockholders’ Representative or the Rights Agent may (but shall not be obligated to) apply to a court of competent jurisdiction for the appointment of a successor Rights Agent, and the reasonable documented out-of-pocket costs, expenses (including reasonable attorneys’ fees which are incurred in connection with such a proceeding) shall be paid in accordance with Section 4.2(g) hereof. Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of the all relevant books and records relating thereto, become the Rights Agent hereunder. Upon delivery of all of the relevant books and records, pursuant to the terms of this Section 4.3(d) to a successor Rights Agent, the Rights Agent shall thereafter be discharged from any further obligations hereunder. Without limiting any of the rights or immunities of the Rights Agent under this Agreement, the Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

Section 4.4      Acceptance of Appointment by Successor.

(a)                Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent, the Stockholders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent, the Stockholders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent but such retiring Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Article V
COVENANTS AND REPRESENTATIONS

Section 5.1      List of Holders.

Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company prior to the Effective Time (or other agent performing similar services for Parent or its Affiliates), the names, addresses, shareholdings and tax certification (T.I.N.) of the record holders of Shares eligible to receive CVRs pursuant to the Merger Agreement reasonably promptly following the Effective Time.

Section 5.2      Delivery of CVR Shares.

The Rights Agent shall cause the applicable number of CVR Shares to be registered in the names of the Holders upon receipt thereof in the manner provided for in Section 3.4 and in accordance with the terms of this Agreement, and each of the Stockholders’ Representative and Parent shall use reasonable efforts to cause the Rights Agent to do so.

Section 5.3      Assignment.

(a)                Except for assignments occurring through operation of law, Parent and the Company shall not, in whole or in part, assign any of their rights or obligations under this Agreement.

Section 5.4      Tax Treatment.

Unless (x) Parent has determined, based on advice from a “Big 4” accounting firm or nationally recognized tax counsel and after consulting with the Stockholders’ Representative in connection with obtaining such advice and making such determination, that the Intended Tax Treatment (as defined below) is not supported by a “more likely than not” or higher standard or (y) reporting in a manner consistent with the Intended Tax Treatment would require that Parent establish a reserve on its financial statements, each of Parent and each Holder shall and shall cause its Affiliates to (i) treat the CVRs as equity for applicable U.S. federal income tax purposes and to treat the settlement of the CVRs for CVR Shares as a recapitalization under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes (the “Intended Tax Treatment”) and (ii) file U.S federal income tax returns (if any such tax returns are required to be filed) in a manner consistent with the Intended Tax Treatment.

Article VI
AMENDMENTS

Section 6.1      Amendments Without Consent of Holders or Stockholders’ Representative.

(a)                Without the consent of any Holders, Parent, the Stockholders’ Representative (upon written instruction from the Holders holding a majority of the CVRs) and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes only:

(i)                 to evidence the succession of another Person selected in accordance with Section 4.3(b) as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)               to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein; or

(iii)             to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders; provided, that if such addition, elimination or change is materially adverse to the rights of holders of any other Merger Consideration CVRs, then instruction from the holders of such other Merger Consideration CVRs representing a majority of the Merger Consideration CVR Shares in respect thereof shall also be necessary; provided, further, if such addition, elimination or change adversely affects the rights and obligations of any Holder in a disproportionate manner to the other Holders hereunder, then instruction from each such affected Holder shall also be necessary; or

(iv)             as necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(b)               Any other amendment to this Agreement shall be made by Parent, the Stockholders’ Representative (upon written instruction of each of the Holders of CVRs) and the Rights Agent.

(c)                Promptly after the execution by Parent, Stockholders Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 6.1, Parent shall mail or cause to be mailed a written notice thereof by electronic mail to the Stockholders’ Representative and by first-class mail and electronic mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.2      Execution of Amendments; Effect of Amendments.

Prior to executing any amendment permitted by this Article VI, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, a certificate from an appropriate officer of Parent or, if requested by the Rights Agent, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement. Upon the execution of any amendment under this Article VI, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent, Parent and the Stockholders’ Representative.

Article VII
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1      Notices to the Rights Agent, Parent and the Stockholders’ Representative.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail (except with respect to the Rights Agent), by facsimile transmission only with respect to the Rights Agent or overnight courier, provided that with respect to notices deliverable to the Stockholders’ Representative, such notices shall be delivered solely via electronic mail or facsimile:

If to Parent or the Company:

Eros International Plc

First Names House

Victoria Road

Douglas

Isle of Man IM2 4DF

British Isles

Attention:	Mark Carbeck, Chief Corporate and Strategy Officer
Email:	mark.carbeck@erosintl.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197

Attention:	Kevin Masuda Peter Wardle

Email: kmasuda@gibsondunn.com
pwardle@gibsondunn.com

If to the Rights Agent:

Computershare Trust Company, N.A.,

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile: (781) 575-3146

If to the Stockholders’ Representative:

Fortis Advisors LLC

Attention: Notices Department (Project World Cup)

Email: notices@fortisrep.com

Facsimile: (858) 408-1843

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 South Flower Street, Suite 3700
Los Angeles, California 90071
Attention: Rick C. Madden, P.C.
Email: rick.madden@kirkland.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by electronic mail; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 7.2      Effect of Headings; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

Section 7.3      Successors and Assigns.

All covenants and agreements in this Agreement by any party hereto shall bind its successors and permitted assigns, whether so expressed or not.

Section 7.4      Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the Holders, the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Holders, the parties hereto and their permitted successors and assigns. For the avoidance of doubt, the Holders shall be considered express third party beneficiaries of this Agreement.

Section 7.5      Governing Law and Venue; Waiver of Jury Trial.

(a)                THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER JURISDICTION’S LAWS. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. If and to the extent that any action, suit or proceeding relates to the rectification of Parent’s register of members or the enforcement of Section 2.1 (“Parent Proceedings”) (but otherwise without prejudice to the provisions of this Section 7.5(a)), each party irrevocably agrees that the courts of the Isle of Man shall have jurisdiction to hear and decide such Parent Proceedings and, for this purpose only, each party irrevocably submits to the jurisdiction of the such courts.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.5.

Section 7.6      Severability Clause.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately written notice to the Parent in accordance with Section 4.2.

Section 7.7      Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.8      Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon consummation of the issuance and delivery to the Holders of all of the Parent A Shares to which they are entitled pursuant to and in accordance with Section 3.4; provided, Article I, Article IV and this Article VII shall survive.

Section 7.9      Withholding.

Notwithstanding anything to the contrary in this Agreement, Parent, the Rights Agent and their respective agents, shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax law; provided, however, that other than in respect of compensatory withholding or backup withholding, withholding as a result of the failure to provide the certificate set forth in Section 6.2(g) of the Merger Agreement or withholding in respect of CVR Income, Parent or the Rights Agent, as applicable, shall use commercially reasonable efforts to provide written notice to the Stockholders’ Representative no later than two (2) Business Days prior to any such withholding or deduction in respect of a Holder and to allow the Holder the opportunity to provide any Tax forms, reports or certificates as may be permitted by Applicable Laws to reduce or eliminate such withholding or deduction. Any amounts so withheld and properly remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any withholding from any payments not payable in cash, Parent or its agent shall withhold or shall cause to be withheld an amount of such payment having a fair market value equal to the withholding obligation to be satisfied in respect of such payment at the time such amount is withheld (provided that if any cash is otherwise payable to the relevant payee, such withholding shall be made first from such cash), and shall be treated as having paid such amount to the Person in respect of which such amount is withheld.

Section 7.10  Entire Agreement.

This Agreement, the letter agreement between Parent and the Rights Agent of even date herewith regarding fees payable to the Rights Agent (the “Fee Schedule”), and the Merger Agreement represent the entire understanding of Parent, the Company and the Stockholders’ Representative with reference to the CVRs, and, as between such Persons, this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CVRs, except for the Merger Agreement. Notwithstanding the reference to any other document in this Agreement, the Rights Agent shall not be deemed to have knowledge of, or have any duty to ascertain or inquire into, the existence, the content, or the terms and conditions of any other agreement, instrument or document, in each case, to which the Rights Agent is not a party, whether or not such agreement, instrument or document, as the case may be, is referenced in this Agreement. This Agreement and the Fee Schedule represent the entire understanding of the Rights Agent with reference to the CVRs and the performance of the Rights Agent’s duties, its immunities and rights with respect thereto, and with respect to the Rights Agent, this Agreement and the Fee Schedule supersede any and all other oral or written agreements heretofore made with respect to the CVRs. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article VII. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

Section 7.11  Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance to the extent resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, breakdowns, interruptions or malfunctions of any communications or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest; provided, that the Rights Agent shall use reasonable commercial efforts to resume performance as soon as practicable. If any such act or event occurs, the Rights Agent shall give prompt written notice to Parent and the Stockholders’ Representative, stating the nature of the act or event and action being taken to avoid or minimize its effect.

Section 7.12  Funds.

All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other Person.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

EROS INTERNATIONAL PLC

By: /s/ Kishore Lulla
Name: Kishore Lulla
Title: Executive Chairman and Group Chief
Executive Officer and Managing Director

[Signature Page to Class B CVR Agreement]

STX FILMWORKS, INC.

By: /s/ Noah Fogelson
Name: Noah Fogelson
Title: Executive Vice President,

Corporate Strategy and General

Counsel

[Signature Page to Class B CVR Agreement]

FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Class B CVR Agreement]

COMPUTERSHARE TRUST

COMPANY, N.A. AND COMPUTERSHARE INC.

On behalf of both entities

By: /s/ Collin Ekeogu

Name: Collin Ekeogu
Title: Manager, Corporate Actions

[Signature Page to Class B CVR Agreement]